Exhibit 99.2
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

In re ATMEL CORPORATION DERIVATIVE	)
LITIGATION	)
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	)	MASTER FILE NO. CV 06-4592-JF
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This Document Related To:	)
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All Actions.	)
NOTICE OF PROPOSED SETTLEMENT
NOTICE OF SETTLEMENT OF LITIGATION

TO:	ALL CURRENT HOLDERS OF ATMEL CORPORATION COMMON STOCK AS OF DECEMBER 18, 2009:
          PLEASE TAKE NOTICE THAT a number of federal and state derivative actions, and actions seeking the production of company books and records, now pending against certain present and former officers and directors of Atmel Corporation, are being settled.
          The terms of the settlement provide for: (i) a direct financial benefit to Atmel of $9.65 million; (ii) the adoption and/or implementation of a variety of corporate governance enhancements, particularly in the way Atmel grants and documents grants of employee stock option awards; (iii) the payment by Atmel of plaintiffs’ counsels’ attorneys’ fees, costs, and expenses in the amount of $4.94 million; and (iv) the dismissal with prejudice of all claims by and between the settling parties and releases of all claims against the settling defendants. The derivative actions are being settled against all defendants except Atmel’s former general counsel, James Michael Ross.
          SUMMARY OF THE ACTIONS BEING SETTLED: The cases being settled are the following:
The derivative actions now pending in the United States District Court for the Northern District of California under the caption “In re Atmel Corporation Derivative Litigation,” Master File No. CV 06-4592-JF.

The derivative actions now pending in the Superior Court of the State of California, County of Santa Clara, under the caption “In re Atmel Corporation Derivative Litigation,” Master File No. 106-CV-06849.

The derivative action now pending in the Court of Chancery of the State of Delaware, under the caption “Govind Basnet v. Steven A. Laub, et al.,” Civil Action No. 4399-CC.

The petition for writ of mandate to compel inspection and copying of books, records, and documents of Atmel Corporation now pending in the Superior Court of the State of California, County of Santa Clara, captioned “Marilyn A. Poulos v. Atmel Corporation,” Case No. 107-CV-095929.

The complaint to compel inspection of books and records now pending in the Court of Chancery of the State of Delaware captioned “James and Jane Golden v. Atmel Corporation,” Case No. 4334-CC.
          The derivative actions being settled allege that certain present and former officers and directors of Atmel Corporation violated accounting rules, company policy, federal securities law, and/or state law by intentionally manipulating Atmel stock option grants between 1991 and 2005 and/or benefiting from the alleged manipulation. The actions allege that options were backdated, and that Atmel made false and misleading statements in public reports and filings in order to conceal the backdating. The actions also allege various claims for insider trading, violations of federal and state securities laws, breaches of fiduciary duty, aiding and abetting, unjust enrichment, constructive fraud, corporate waste, breach of contract, abuse of control, gross mismanagement, accounting, rescission, constructive trust, and violation of California Corporations Code sections 25402 and 25403. All of the defendants denied, and continue to deny, each and every allegation in the actions.
          The actions to compel production of company books and records seek to compel Atmel to produce various documents and company records relating to the company’s stock option grants between 1991 and 2005, along with related financial reporting and accounting documents. Atmel denied, and continues to deny, each and every allegation in those actions.
          IF YOU ARE A HOLDER OF ATMEL CORPORATION COMMON STOCK AS OF DECEMBER 18, 2009, YOUR RIGHTS MAY BE AFFECTED BY THE PROPOSED SETTLEMENT.
          On March 26, 2010, at 10:30 A.M., a hearing will be held before the United States District Court for the Northern District of California, 2112 Robert F. Peckham Federal Building and United States District Courthouse, 280 First Street, San Jose, California 95113, to determine: (i) whether the terms of the settlement should be approved as fair, reasonable, and adequate; (ii) whether the claims by and between the settling parties should be dismissed on the merits and with prejudice; and (iii) whether the payment of plaintiffs’ counsels’ attorneys’ fees, costs, and expenses should be approved.
          If you are a holder of Atmel Corporation common stock as of December 18, 2009, and you wish to object to the terms of the settlement, the dismissal of the actions with prejudice, or the payment of plaintiffs’ counsels’ attorneys’ fees, costs, and expenses, you may appear and be heard at the hearing.
          Any shareholder who wishes to object, or appear at the hearing, must submit a written objection to the Court, and deliver a copy of the objection to plaintiffs’ counsel on or before

March 12, 2010. The objection should be accompanied by proof of ownership of Atmel stock, and must contain a plain statement of the person’s objections, along with any documents or other evidence the person wishes the Court to consider.
          Only shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the hearing, unless the Court otherwise so orders. Any shareholder who does not make an objection in the manner provided above shall be deemed to have waived any such objection.
          Objections should be filed with the clerk of the Court and served upon plaintiffs’ counsel as follows:
Clerk of the Court
United States District Court
Northern District of California
2112 Robert F. Peckham Federal Building and U.S. Courthouse
280 South First Street
San Jose, California 95113
Eric Zagar
BARROWAY TOPAZ KESSLER MELTZER & CHECK, LLP
280 King of Prussia Road
Radnor, PA 19087
(610) 667-7706
          ADDITIONAL INFORMATION: You may obtain additional information by inspecting the settlement agreement on file in the office of the Clerk of the Court during regular business hours or by contacting Mr. Zagar at the address set forth above.

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